Exhibit 23.4

CONSENT OF BANCO BRADESCO BBI S.A.

We hereby consent to the use of our name and to the inclusion of our presentation of financial analyses, dated May 20, 2009, as Annex H to, and the reference thereto under the caption “The Stock Swap Merger—Presentations of Financial Advisors—Presentation of BBI” in Part Six of, the Prospectus of Votorantim Celulose e Papel S.A., which Prospectus is part of the Amendment No. 1 to the Registration Statement on Form F-4, to be filed on or around November 9, 2009, of Votorantim Celulose e Papel S.A. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Amendment No. 1 to the Registration Statement on Form F-4 of Votorantim Celulose e Papel S.A. in which such Prospectus is included, within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

São Paulo, Brazil, November 9, 2009.

Banco Bradesco BBI S.A.

By:	/s/ Bruno Boetger
Name:	Bruno Boetger
Title:	Director

By:	/s/ Jaime Cardoso Danvilla
Name:	Jaime Cardoso Danvilla
Title:	Director